EXHIBIT 99

                                                                   July 20, 1999


                     PUBLIC SERVICE ENTERPRISE GROUP REPORTS
            EARNINGS LOSS OF $2.77 PER SHARE FOR SECOND QUARTER, 1999
              DUE TO ONE-TIME CHARGE RELATED TO ENERGY MASTER PLAN


         Public Service Enterprise Group (PSEG) reported today (July 20, 1999) an earnings loss of $609 million or $2.77 per share of common stock for the second quarter of 1999, based on 220 million average shares outstanding. The loss was due to a one-time extraordinary charge of $790 million or $3.60 per share resulting from the anticipated outcome of New Jersey's Energy Master Plan
(EMP) proceedings.

         The one-time loss reflects the impairment of Public Service Electric and Gas Company's (PSE&G) electric generation assets and related fuel, equipment, materials and supplies as well as the recording of certain liabilities stemming from the deregulation of PSE&G's electric generation business.

         Excluding the charge, PSEG would have earned $181 million or $0.83 per share in the second quarter, compared to second-quarter, 1998 earnings of $122 million or $0.53 per share, based on 232 million average shares outstanding.

         The impairment stems from accounting changes required as a result of the April 21, 1999 summary order issued by the New Jersey Board of Public Utilities (BPU) in PSE&G's EMP case. The summary order resolved a number of regulatory issues, such as rate unbundling and recovery of stranded generation costs. It also directed PSE&G to reduce customer rates by up to 13.9% over a four-year period, starting with a 5% reduction on August 1, 1999, and to provide average annual shopping credits of up to 5.1 cents per kilowatt-hour for those customers who choose alternative electric suppliers.

         In its EMP filing with the BPU in 1997, PSE&G had sought recovery of up to $3.9 billion of its generation-related stranded costs. In its summary order, the BPU approved the recovery of up to $2.94 billion, authorizing PSE&G to securitize $2.4 billion and allowing the utility the opportunity to recover the other $540 million through various means, including a market transition charge to customers. After receiving the summary order, PSE&G indicated that it would record a one-time charge in the second quarter to reflect the difference in the level of stranded cost recovery that it sought and the level that was approved by the regulatory agency.

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         The amount of the one-time charge was  established  after an evaluation of the summary order and its implications on the utility's accounting under Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation." PSE&G concluded that it no longer meets the requirements of SFAS 71 for the electric generation portion of its business. It calculated the one-time charge consistent with the requirements of SFAS 101, "Regulated Enterprises--Accounting for the Discontinuation of Application of FASB Statement No. 71." The portion of the one-time charge related to the
impairment  of  assets  was  then   calculated  in  accordance  with  SFAS  121,
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of."

         The decision to record the charge was also based on the assumption that the BPU's final order, which is expected in the near future, would not be materially different than the summary order.

         "This one-time extraordinary charge is but a single element in a complex effort by PSE&G, the state of New Jersey, and its legislators and regulators to achieve competition in the electric utility industry in a manner that strikes a fair and reasonable balance for customers and shareholders," said
E. James Ferland, chairman and chief executive officer of PSEG.

         As a result of the impairment and accounting policy changes stemming from the discontinuation of SFAS 71, PSE&G had lower generation-related depreciation expenses in the second quarter, partially offset by higher O&M expenses due to certain costs, which would have been capitalized under the prior accounting policies but now are treated as current expenses. The net effect on PSEG's earnings in the second quarter amounted to $26 million or $0.12 per share.

         In addition to the 12-cent benefit, PSEG's second-quarter, 1999 results, on a comparative basis with results for the same quarter of 1998, were positively affected by several factors, including:

          o An increase in electric revenues stemming from higher sales by PSE&G due principally to the hot weather in June. This amounted to about $0.08 per share.

          o Across-the-board improvements by the three businesses within PSEG Energy Holdings (Holdings) - PSEG Global, PSEG Resources and PSEG Energy Technologies. This amounted to about $0.06 per share.

          o A decrease in the number of shares outstanding resulting from PSEG's common stock repurchase program initiated in September, 1998. This amounted to about $0.04 per share.

         Second-quarter 1999 results for PSE&G were $(635) million or $(2.89) per share of PSEG common stock, compared to earnings of $108 million or $0.47 per share in the second quarter of 1998. Second-quarter 1999 earnings for Holdings were $26 million or $0.12 per share of PSEG common stock, compared to $14 million or $0.06 per share in the second quarter of 1998.

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         PSEG's  results for the first six months of 1999 were $(421) million or
$(1.90) per share, based on 221 million average shares outstanding. Excluding the one-time charge, PSEG would have earned $369 million or $1.67 per share, compared to earnings for the first six months of 1998 of $313 million or $1.35 per share, based on 232 million average shares outstanding.

         PSE&G's results for the first half of 1999 were $(466) million or $(2.11) per share, compared to earnings of $263 million or $1.14 per share for the first half of 1998. Holdings' six-month earnings were $45 million or $0.21 per share, compared to $50 million or $0.21 per share for the same period of 1998.

         PSEG's consolidated results for the 12 months ended June 30, 1999 were $(90) million or $(0.40) per share, based on 226 million average shares outstanding. Excluding the one-time charge, PSEG would have earned $700 million or $3.10 per share, compared to earnings for the 12 months ended June 30, 1998 of $642 million or $2.77 per share, based on 232 million average shares outstanding.

         PSE&G's results for the 12 months ended June 30, 1999 were $(136) million or $(0.60) per share of PSEG common stock, compared to $559 million or $2.41 per share for the prior 12-month period. Holdings' 12-month earnings were $46 million or $0.20 per share, compared to $83 million or $0.36 per share.

         PSE&G's electric sales in the second quarter increased by 3.0% when compared to sales for the same period in 1998, with residential, commercial and industrial sales up by 6.3%, 2.4% and 0.6%, respectively, due largely to the warmer weather in June. Electric sales through June increased 3.0% when compared to sales for the same period in 1998. Residential and commercial sales increased 5.4% and 3.6%, respectively, while industrial sales decreased 1.2%.

         Total gas sold and transported for the second quarter was up 1.4%. Residential and firm industrial sales increased 4.0% and 16.7%, respectively, while firm commercial sales declined 11.7%. Total gas sold and transported increased 6.9% for the first six months of 1999 when compared to the same period in 1998. Residential, firm commercial and firm industrial sales increased 13.4%, 6.2% and 11.1%, respectively.


                                  ######

               This news release includes forward-looking statements. Although Public Service Enterprise
` Group Incorporated and its subsidiaries believe that their expectations are based on reasonable assumptions, they can give no assurance that these expectations will be achieved. For further information, please refer to their reports filed with the Securities and Exchange Commission. These documents address company business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release.